                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)


                               Ocean Energy Inc.
                               -----------------
                     (formerly Seagull Energy Corporation)
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                  812007 10 2
                                  -----------
                                (CUSIP Number)


                               December 31, 1999
                              ------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


                             [   ]  Rule 13d-1(b)
                             [ X ]  Rule 13d-1(c)
                             [   ]  Rule 13d-1(d)

                SCHEDULE 13G - Amendment No. 2
===============================================================================


  CUSIP NO.  No. 812007 10 2
           ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Cross Timbers Oil Company 75-2347769
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             2,864,400*
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,864,400*
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,864,400*
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------


* Represents 2,864,400 shares held by Whitewine Holding Company, a limited liability company that is 50% owned by Cross Timbers Oil Company ("Cross Timbers"), but the operations of which are controlled by Cross Timbers.

                SCHEDULE 13G - Amendment No. 2
===============================================================================


  CUSIP NO.  No. 812007 10 2
           ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Whitewine Holding Company 75-2837704
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Texas
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             2,864,400
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,864,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,864,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      OO
------------------------------------------------------------------------------

                SCHEDULE 13G - Amendment No. 2
===============================================================================


  CUSIP NO.  No. 812007 10 2
           ------------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Bob R. Simpson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          290,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             290,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      290,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer: Ocean Energy Inc., formerly known as Seagull Energy
                Corporation

     (b) Address of Issuer's Principal Executive Offices:
                1001 Fannin, Suite 1700
                Houston, Texas 77002


Item 2.

     (a) Name of Person Filing:
                Cross Timbers Oil Company
                Whitewire Holding Company, a 50% owned subsidiary of Cross Timbers Oil Company
                Bob R. Simpson

     (b) Address of Principal Business Office:
                810 Houston Street, Suite 2000
                Fort Worth, Texas 76102

     (c) Citizenship:
                Cross Timbers Oil Company is a Delaware corporation.
                Whitewine Holding Company is a Texas limited liability company. Bob R. Simpson is a citizen of the United States.

     (d) Title of Class of Securities:
                Common Stock

     (e) CUSIP Number:
                812007 10 2

Item 3. Not applicable.

Item 4. Ownership.

     (a)  Amount beneficially owned as of December 31, 1999:
                Cross Timbers Oil Company (includes shares
                  held by Whitewine Holding Company)                 2,864,400
                Whitewine Holding Company                            2,864,400
                Bob R. Simpson                                         290,000

     (b)  Percent of class:
                Cross Timbers Oil Company (includes shares
                  held by Whitewine Holding Company)                       1.7%
                Whitewine Holding Company                                  1.7%
                Bob R. Simpson                                             0.2%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:
                Cross Timbers Oil Company                                    0
                Whitewine Holding Company                                    0
                Bob R. Simpson                                         290,000

          (ii)  Shared power to vote or to direct the vote:
                Cross Timbers Oil Company                            2,864,400
                Whitewine Holding Company                            2,864,400
                Bob R. Simpson                                               0

          (iii) Sole power to dispose or to direct the disposition of:
                Cross Timbers Oil Company                                    0
                Whitewine Holding Company                                    0
                Bob R. Simpson                                         290,000

          (iv)  Shared power to dispose or to direct the disposition of:
                Cross Timbers Oil Company                            2,864,400
                Whitewine Holding Company                            2,864,400
                Bob R. Simpson                                               0


Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:
         [X]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         The persons identified under Item 2 above are filing this schedule as a group pursuant to Rule 13d-1(c).

Item 9.  Notice of Dissolution of a Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           CROSS TIMBERS OIL COMPANY



Date: February 14, 2000                    By: /s/ LOUIS G. BALDWIN
                                              ------------------------------
                                              Louis G. Baldwin
                                              Executive Vice President and
                                                Chief Financial Officer



                                           WHITEWINE HOLDING COMPANY



                                           By: /s/ VAUGHN O. VENNERBERG, II
                                              ------------------------------
                                              Vaughn O. Vennerberg, II
                                              President



                                              /s/ BOB R. SIMPSON
                                              ------------------------------
                                              Bob R. Simpson